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                       [Goldman, Sachs & Co. Letterhead]

PERSONAL AND CONFIDENTIAL

October 7, 1998

Board of Directors
SunAmerica Inc.
1 SunAmerica Center
Los Angeles, CA 90067

       Re:  Registration Statement of American International Group, Inc.

Gentlemen and Madame:

     Reference is made to our opinion letter dated August 19, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of SunAmerica Inc. (the "Company") of the exchange ratio of 0.855 shares of Common Stock, par value $2.50 per share, of American International Group, Inc. ("AIG") to be received for each Share pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of August 19, 1998, between the Company and AIG.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- The Merger -- Reasons for the Merger", "Summary -- The Merger -- Opinions of Financial Advisors", "The
Merger -- Background of the Merger", "The Merger -- SunAmerica Reasons for the Merger; Recommendation of the SunAmerica Board" and "The Merger -- Opinions of SunAmerica's Financial Advisors", and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.